Exhibit 99.1

AVIS BUDGET GROUP APPOINTS MARY CHOKSI
TO BOARD OF DIRECTORS

PARSIPPANY, N.J., March 5, 2007 - Avis Budget Group, Inc. (NYSE: CAR), a leading provider of vehicle rental services, today announced the appointment of Mary C. Choksi to its Board of Directors. Ms. Choksi fills a newly-created seat and will serve for a term scheduled to end at the 2007 annual meeting of stockholders. She is an independent director (under the rules of the New York Stock Exchange) and will serve on the Board’s Audit Committee.

Ms. Choksi adds extensive financial management expertise to our Board of Directors, as a founding partner and managing director of Strategic Investment Group, where she is a key contributor to the development of Strategic’s overall investment policy, with extensive expertise in non-U.S. investments. Ms. Choksi is also a founding partner and managing director of Strategic’s sister company, Emerging Markets Management LLC. Strategic and Emerging Markets Management together manage approximately $35 billion in assets for institutional and private investors.

“We are delighted that Mary has agreed to join our Board,” said Ronald L. Nelson, chairman and chief executive officer of Avis Budget Group. “She brings a wealth of financial expertise to our Board and will be invaluable in guiding Avis Budget in the coming years.”

Ms. Choksi earned an M.A. degree in international relations from Johns Hopkins University. She also holds a master's degree in public affairs and bachelor's degree, both from the University of Minnesota.

About Avis Budget Group, Inc.
Avis Budget Group is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the company is the largest general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions. Avis Budget Group is headquartered in Parsippany, N.J. and has more than 30,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Media Contacts:
John Barrows
(973) 496-7865

Susan McGowan
(973) 496-3916

Investor Contact:
David Crowther
(973) 496-7277

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